FAM VARIABLE SERIES FUNDS, INC.

MERCURY VALUE OPPORTUNITIES V.I. FUND

SERIES #6

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
1/18/2006	Western Refining, Inc.	71,000	22,500,000	Banc of America Deutsche Bank Bear Stearns & Co Merrill Lynch
1/25/2006	Chipotle	6,500	7,878,788

Morgan Stanley

SG Cowen & Co.

Banc of America

Citigroup

JPMorgan

Merrill Lynch

AG Edwards & Sons

RBC Capital Markets

SunTrust Capital

Wachovia Capital

M.R. Bell & Co.

Samuel A. Ramirez & Co.

Muriel Siebert & Co.

The Williams Capital Grp.